UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 23, 2013
Tanke Biosciences Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53529	26-3853855
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, People’s Republic of China	510627
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +86-20-38859025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

This Current Report on Form 8-K includes the following items on Form 8-K:

Item 1.01.    Entry into a Material Definitive Agreement.

On February 9, 2011, in connection with the closing of the transactions described in Item 3.02 of our Current Report on Form 8-K filed February 9, 2011, Tanke Biosciences Corporation (formerly known as Greyhound Commissary, Inc.) (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers identified on Schedule A thereto (each, including their respective successors and assigns, an “Investor” and collectively, the “Investors”) and, with respect to certain sections thereof, Euro Pacific Capital, Inc. (the “Lead Placement Agent”) and Newbridge Securities Corporation (the “Co-Placement Agent”), relating to a private placement by the Company (the “Private Placement”) of 6,669,627 units (the “Units”), with each Unit consisting of a $1.15 principal amount 8% Senior Convertible Note (each, a “Note” and collectively the “Notes”) and a Common Stock Purchase Warrant (each, a “Warrant” and collectively the “Warrants”) to purchase one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”) with an exercise price of $1.40 per share.

Pursuant to the Securities Purchase Agreement, the Company and the holders of the Notes (each a “Holder” and collectively the “Holders”) duly appointed Euro Pacific Capital, Inc. to serve as Investor Representative (the “Investor Representative”) for the Holders of the Notes, and as such Holders’ true and lawful agent and attorney-in-fact to, among other matters, waive any terms and conditions of the Notes and to be such Holders’ exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by the Notes and the Warrants.

In connection with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Holders which sets forth the rights of the Holders to have their shares of Common Stock underlying the Notes and the Warrants (and certain other securities as described below) registered with the Securities and Exchange Commission (the “SEC”) for public resale.

The Registration Rights Agreement provides that in the event the Registration Statement has not been filed or declared effective within the prescribed time period or if the Company has failed to maintain the effectiveness of the Registration Statement as required, the Company shall pay to the Investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period until the Company cures the failure to file, go effective or maintain effectiveness, as applicable, up to a maximum of 6.0%, and prorated for any period of less than 30 days. (the “Registration Delay Payments”)

The Company currently owes the Holders Registration Delay Payments in the approximate aggregate amount of $460,206 (as accrued on the Company’s balance sheet in 2011) as a result of the Company’s failure to register the shares of the Company’s common stock issuable upon the conversion of the Notes.

On August 23, 2013, the Company and the Investor Representative for the Holders of Notes entered in amendment to the Notes (the “Amendment”). Pursuant to Section 2 of the Amendment, the Company has agreed to pay the outstanding principal amount of the Notes as follows:

•	$1 million as soon as practical and in any event prior to September 30, 2013;

•	$1 million on or before December 31, 2013;

•	$1,500,000 on or before June 30, 2014

•	$1,500,000 on or before December 31, 2014

•	The balance of the outstanding principal amount of approximately $2,510,000 on or before March 31, 2015

Pursuant to Section 3 of the Amendment, the Holders agreed to waive their right to receive such Registration Delay Payments.  The parties further agreed that as soon as the Company makes the first principal payment on or before September 30, 2013, the Company may write off the accrued payable of $460,206 from its balance sheet.  However, if the Company fails to make the first principal payment of $1 million on or before September 30, 2013, the full amount of $460,206 of the Registration Delay Payment shall once again become due immediately and payable notwithstanding the waiver.

Further, interest on the principal balance of the Note shall no longer accrue so long as the Company makes principal payments in accordance with Section 2 of the Note Amendment.  If the Company fails to make a principal payment in accordance with Section 2 of the Amendment, and such failure is not cured within 45 days, then interest will be deemed to have accrued on the entire unpaid principal balance retroactively from the then missed payment due date and interest shall continue to accrue thereafter until the unpaid principal balance and all accrued interest thereon has been paid in full. In such case, interest on the then outstanding principal balance shall accrue at the rate of eight percent (8%) per annum.

On February 9, 2011, the Company, Golden Genesis Limited, a British Virgin Islands company (the “Pledgor”), the Investment Representative, and Escrow LLC (the “Escrow Agent”) entered into a Securities Escrow Agreement.  Pursuant to Section 4 of the Amendment, the Company acknowledges on behalf of itself and on behalf of its affiliate, the Pledgor, the Company’s and Pledgor’s obligation to deliver to the Holders, on a pro rata basis in the aggregate, 500,000 shares (the “Pledged Shares”) of the Company’s Common Stock that are being held by the Escrow Agent.  The Pledged Shares shall be delivered to the Holders on or before September 30, 2013.  The failure to deliver the Pledged Shares on or before September 30, 2013 shall be deemed to be the equivalent of a failure to make a scheduled principal payment under Section 2 of the Amendment and, accordingly, interest will begin to accrue on the unpaid principal balance of the Notes from and after September 30, 2013.  The other 500,000 non-voting shares shall remain in escrow and shall be reverted to the Pledgor when the Company completely pays off the Notes.  If the Company fails to make a principal payment in accordance with Section 2 and does not cure such breach within forty-five (45) days, these remaining 500,000 shares shall be immediately issued to the Holders.

Exhibit Number	Description of Exhibit

Exhibit 10.1	Amendment to Promissory Notes, dated as of August 23, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2013	TANKE BIOSCIENCES CORPORATION

	By:	/s/ Guixiong Qiu
		Name:	Guixiong Qiu
		Title:	Chief Executive Officer